EXHIBIT 99.1

Conatus Pharmaceuticals Reports 2013 Financial Results and Program Updates

SAN DIEGO, March 27, 2014 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the fourth quarter and full year ended December 31, 2013, and provided updates on its clinical development programs.

Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease, including:

  Patients with acute-on-chronic liver failure (ACLF);
  Patients with chronic liver failure (CLF);
  Post-orthotopic liver transplant (POLT) recipients with reestablished liver fibrosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy (POLT-HCV-SVR); and
  Patients with nonalcoholic fatty liver disease (NAFLD), including the subset of NAFLD patients with inflammatory and/or fibrotic nonalcoholic steatohepatitis (NASH).

Financial Results

Net loss for fourth quarter 2013 was $5.1 million compared with $2.4 million for fourth quarter 2012. Net loss for full year 2013 was $15.6 million compared with $8.7 million for full year 2012.

Research and development expenses were $3.0 million for fourth quarter 2013 compared with $1.5 million for fourth quarter 2012. Research and development expenses were $6.9 million for full year 2013 compared with $5.5 million for full year 2012.

General and administrative expenses were $2.1 million for fourth quarter 2013 compared with $0.9 million for fourth quarter 2012. General and administrative expenses were $4.7 million for full year 2013 compared with $3.1 million for full year 2012.

Cash, cash equivalents and marketable securities were $56.4 million at December 31, 2013, compared with $8.0 million at December 31, 2012. The company is projecting a year-end 2014 balance of cash, cash equivalents and marketable securities of between $28 million and $32 million.

ACLF Update

The company initiated a Phase 2b clinical trial of emricasan in patients with ACLF in September 2013 in the United Kingdom, and started to expand to clinical sites in the United States in January 2014. Despite significant interest from investigators, criteria for enrollment in the clinical trial, which was designed to focus on a precisely defined subpopulation of critically ill patients, have proven to be too stringent to allow timely recruitment of patients. The company is implementing a protocol amendment which revises inclusion and exclusion criteria to address the most common causes for patient screening failures and is designed to increase enrollment rates.

"An important goal for this trial was to help us learn how to study this complex patient population with high unmet medical need," said Steven J. Mento, Ph.D., President and Chief Executive Officer of Conatus. "The trial was designed primarily to determine whether any dosing adjustment would be required in this challenging patient population with underlying cirrhosis facing imminent multi-organ failure following a precipitating event. We are disappointed that trial completion has been delayed, but are encouraged by the interest and support of our investigators confirming that we are effectively preparing for future trials by defining the appropriate target population and dosing in these patients."

Conatus is conducting three clinical trials that are expected to provide data to support dose selection in its overall clinical development program: a subset of patients in its ACLF trial, its ongoing trial in patients with severe renal impairment, and a soon-to-be-initiated trial in patients with hepatic impairment. The company believes that data from these trials should provide sufficient information across a range of patients to establish appropriate dosing for future clinical trials in both ACLF and CLF patient populations. The company also expects the revised protocol in its ACLF trial to allow it to increase the pace of enrollment of patients which should provide information on directional movement of biomarkers and functional parameters in individual patients.

Pharmacokinetic data from these three trials and the directional movement of biomarkers and functional parameters from the ACLF trial are expected in the second half of 2014.

CLF Update

Conatus believes that emricasan, by interrupting disease progression, may provide meaningful clinical benefit for patients with advanced liver cirrhosis and impaired liver function (decompensated disease state). These patients either need more time for a liver to become available for transplant or need to regain sufficient health to qualify for a liver transplant. Information from the ongoing ACLF trial, the trial in patients with severe renal impairment and the hepatic impairment trial will support the design of a CLF trial.

In addition, Conatus is exploring expanding future clinical trials to also include patients with cirrhosis who still maintain near normal liver function (compensated disease state). In this population of patients, the goal of these clinical trials is expected to be delay and/or prevention of progression to the decompensated disease state.

Initiation of a CLF Phase 2 trial is expected in the second half of 2014.

POLT-HCV-SVR Update

The U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to emricasan in late 2013 for the treatment of liver transplant recipients with reestablished fibrosis to delay the progression to cirrhosis and end-stage liver disease. In January 2014, Conatus announced its clinical development strategy for post-transplant patients. This indication provides a direct opportunity to demonstrate proof of concept for emricasan as an anti-fibrosis agent.

Initiation of a Phase 2b clinical trial in POLT-HCV-SVR patients is expected in the second half of 2014.

NAFLD/NASH Update

Conatus initiated a Phase 2 trial of emricasan in patients with NAFLD including patients with NASH in March 2014. The trial is intended to expand emricasan's safety database into a broader patient population and to explore emricasan's potential activity in the NAFLD/NASH population.

"Our strategy in the NASH indication is to accumulate sufficient and relevant clinical data to position emricasan as a potential 'fast follower' to more advanced programs that must define appropriate regulatory pathways," said Dr. Mento.

Top-line results from the Phase 2 trial are expected in the second half of 2014.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 17120042. A live and archived audio webcast of the call will also be available in the Investor Center of the company's website, http://ir.conatuspharma.com/events.cfm.

About Emricasan Clinical Development

Emricasan is a first-in-class, orally active pan-caspase protease inhibitor designed to reduce the activity of all ten human caspases, which are enzymes that mediate inflammation and cell death, or apoptosis. The company believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the progression of liver disease and potentially provide treatment options in multiple areas of liver disease. To date, emricasan has been studied in over 500 subjects in ten clinical trials. In a completed Phase 2b clinical trial, emricasan consistently demonstrated clinically meaningful, statistically significant, rapid and sustained reduction in elevated levels of two key biomarkers of inflammation and cell death that are implicated in the severity and progression of liver disease. Importantly, these key biomarkers are known to be elevated and to have prognostic value in multiple hepatic indications that Conatus is currently pursuing. Conatus is also supporting a pilot clinical study funded by the National Institute on Alcohol Abuse and Alcoholism (NIAAA) in patients with severe alcoholic hepatitis.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing its lead compound, emricasan, for the treatment of patients in orphan populations with chronic liver disease and acute exacerbations of chronic liver disease. Emricasan is a first-in-class, orally active caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and cell death, or apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the progression of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release, including statements regarding Conatus' projected cash, cash equivalents and marketable securities, the potential to increase enrollment rates in the Phase 2b clinical trial of emricasan in patients with ACLF, the potential for the three clinical trials to provide data to support dose selection, the expected timeframes for initiation and results from clinical trials and other clinical development plans for emricasan, and emricasan's potential to interrupt the progression of liver disease, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll patients, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA approval process and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
(a development stage company)
Selected Condensed Financial Information
(Unaudited)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from July 13, 2005 (Inception) to December 31,
	2013	2012	2013	2012	2013

Operating expenses:
Research and development	$ 2,976,998	$ 1,505,644	$ 6,947,439	$ 5,528,106	$ 47,772,587
General and administrative	2,123,913	916,794	4,650,807	3,086,479	22,767,399
Total operating expenses	5,100,911	2,422,438	11,598,246	8,614,585	70,539,986
Other (expense) income:
Interest income	14,224	3,220	22,144	25,547	1,380,894
Interest expense	(44,909)	(17,500)	(462,570)	(70,000)	(1,237,399)
Other income (expense)	5,970	1,397	(1,070)	1,358	240,329
Other financing income (expense)	--	234	(3,576,750)	(91,559)	(4,267,839)
Total other expense	(24,715)	(12,649)	(4,018,246)	(134,654)	(3,884,015)
Net loss	(5,125,626)	(2,435,087)	(15,616,492)	(8,749,239)	(74,424,001)

Reconciliation of net loss to net loss applicable to common stockholders:
Gain on extinguishment of convertible preferred stock	--	--	11,491,043	--	11,491,043
Deemed distribution from promissory note issuance	--	--	(474,561)	--	(474,561)
Net loss applicable to common stockholders, basic and diluted	$ (5,125,626)	$ (2,435,087)	$ (4,600,010)	$ (8,749,239)	$ (63,407,519)

Net loss per share applicable to common stockholders, basic and diluted	$ (0.33)	$ (2.36)	$ (0.63)	$ (8.60)

Weighted average shares outstanding used in computing net loss per share applicable to common stockholders, basic and diluted	15,352,684	1,031,350	7,358,201	1,016,951

				December 31,	December 31,
Balance Sheets				2013	2012

Assets
Current assets:
Cash, cash equivalents and marketable securities				$ 56,352,987	$ 8,025,564
Prepaid and other current assets				545,504	76,184
Total current assets				56,898,491	8,101,748
Property and equipment, net				23,068	29,604
Other assets				14,395	14,395
Total assets				$ 56,935,954	$ 8,145,747

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities				$ 2,817,004	$ 1,412,901
Convertible preferred stock warrant liability				--	160,345
Note payable				1,000,000	1,000,000
Convertible Preferred Stock				--	63,908,372
Stockholders' equity (deficit)				53,118,950	(58,335,871)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)				$ 56,935,954	$ 8,145,747
CONTACT: INVESTORS
         Alan Engbring, Conatus Pharmaceuticals
         (858) 457-7237, aengbring@conatuspharma.com

         MEDIA
         Mariesa Kemble, Sam Brown Inc.
         (608) 850-4745, mariesakemble@sambrown.com